GOLDFIELD ANNOUNCES STOCK REPURCHASE AND SHAREHOLDER RIGHTS PLANS

     MELBOURNE, Fla., Sept. 17 --

     The Goldfield Corporation (Amex: GV) today announced that its Board of Directors has approved a stock repurchase plan and a shareholder rights plan.

     Stock Repurchase Plan

     The Company's Board of Directors has approved the repurchase of up to 5 percent -- or more than 1.3 million shares -- of its outstanding shares of common stock over the next twelve months, beginning as soon as practicable. As of June 30, 2002, the Company had 27,527,746 shares of common stock outstanding.

     The shares may be purchased from time to time in the open market at the prevailing market prices, or in privately negotiated transactions, depending upon market conditions and other factors. The repurchased shares will become treasury shares available for general corporate purposes.

     John H. Sottile, President of Goldfield, said that the Board of Directors approved the repurchase program in light of the Company's strong capital position and the current price level of its common stock.

     "This share repurchase program reflects our confidence in Goldfield's continuing ability to generate strong cash flow," said Sottile. "Management believes that the repurchase of its shares represents an attractive investment opportunity which will benefit Goldfield and its shareholders."


     Shareholder Rights Plan

     Goldfield's Board of Directors also approved a Rights Plan in order to protect stockholders and help assure that they receive the full long-term value of their investment in the event of any proposed takeover of the Company.

     "It is the responsibility of our Board of Directors to preserve and enhance stockholder value," said Sottile. "The Board of Directors has determined to institute a Rights Plan in accordance with good corporate governance practices. The Board does not believe that the Rights Plan will prevent the acquisition or takeover of the Company at some time in the future on fair and equitable terms. Rather, the Rights Plan is meant to help insulate the Company from abusive takeover tactics designed to gain control of the Company without paying a full, fair price to all of the stockholders."

     The adoption of the Rights Plan was not in response to any specific attempt to acquire control of Goldfield. The Company has no knowledge of any such interest on the part of any person.

     The terms of the Rights Agreement provide for the Company's stockholders of record at the close of business on September 18, 2002 to receive a dividend of one right for each outstanding share of common stock held. In general, the rights will be exercisable if a person or group acquires 20 percent or more of Goldfield's common stock or announces a tender offer or exchange offer for 20 percent or more of common stock.

     Depending on the circumstances, the effect of the exercise of rights will vary. When the rights initially become exercisable, as described above, each holder of a Right will be allowed to purchase one one-thousandth of a share of a newly created series of Goldfield's preferred stock at an exercise price of $2.20. However, if a person acquires 20 percent or more of Goldfield's common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than an acquiring person) to purchase $4.40 worth of common stock for the $2.20 exercise price.

     The Board of Directors may redeem the rights at a price of $0.001 per right at any time before a person has acquired 20 percent or more of the common stock in a transaction that was not approved by the Board of Directors. However, if Goldfield receives an offer that meets certain qualifications described in the Rights Agreement, the rights may be redeemed by shareholder action taken at a special meeting called by the Board of Directors not less than 90 nor more than 120 days after the date such a qualifying offer is received. Unless the rights are exercised or redeemed earlier, they will expire on September 18, 2012.

     At least every three years, an Independent Directors Committee of the Board of Directors will review and evaluate the Rights Agreement to consider whether its maintenance continues to be in the interests of Goldfield, its shareholders and any other relevant constituencies.

     A summary of the Rights Agreement will be included in a Current Report on Form 8-K to be filed by Goldfield with the Securities and Exchange Commission.


     About The Goldfield Corporation

     Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southern United States. The Company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield's operations also include the development of small, high-end waterfront condominium projects. As previously announced, the Company is exploring divesture of its mining assets, which are being treated as a discontinued operation.

     Statements in this release are based on current expectations. These statements are forward-looking and actual results may differ materially. For further details, see the Company's filings with the Securities and Exchange Commission.

     CONTACT INFORMATION
     Investors:                         Media:
     The Goldfield Corporation          Jim Burke/Edelman Public Relations
     321-724-1700                       321-722-9788
     info@goldfieldcorp.com             jim.burke@edelman.com